漢坤律師事務所

HAN KUN LAW OFFICES

Suite 4715, Shun Hing Square, Diwang Commercial Centre, 5002 Shen Nan Dong Road,

Shenzhen 518008, P. R. China

TEL: (86 755) 2681 3854; FAX: (86 755) 8246 3856

To: China SLP Filtration Technology, Inc.

From: Han Kun Law Offices

Date: September 3, 2010

We hereby consent to the use of this letter as an exhibit to the registration statement on Form S-1 of China SLP Filtration Technology, Inc. and to the use of our name under the caption "Legal Matters" in the prospectus included in Amendment No. 1 to the Registration Statement on Form S-1. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully,

Han Kun Law Offices

Han Kun Law Offices